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                                                                  EXHIBIT (M)(2)

                          ING VARIABLE INSURANCE TRUST

                                DISTRIBUTION PLAN

         WHEREAS, ING Variable Insurance Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interests to which this Distribution Plan ("Plan") applies currently consists of the Series (each a "Fund," collectively the "Funds") named on Schedule A hereto, as such schedule may be revised from time to time;

         WHEREAS, the Trust employs ING Funds Distributor, LLC (the "Distributor") as distributor of the securities of which it is the issuer; and

         WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

         WHEREAS, the Trust wishes to adopt the Distribution Plan (the "Plan") with respect to the Funds as set forth hereinafter.

         NOW, THEREFORE, the Trust hereby adopts this Plan on behalf of the Funds, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

         1. Each Fund shall pay to the Distributor, as the distributor of its shares, a fee for distribution of the Fund's shares at the rate of 0.25%, on an annualized basis of the average daily net assets attributable to such Fund's shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of the shares of a Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations, which may include insurance companies that issue variable annuities and variable life insurance policies ("Variable Contracts") for which the Funds serve as investment options or the distributors of the Variable Contracts or a designee of any such persons (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services may include, among other things, processing new shareholder account applications, preparing

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and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of a Fund. In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

         3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust's Board of Trustees and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. After approval as set forth in paragraph 3, above, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust's Board of Trustees. The Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Trustees of the Fund, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of such Fund on not more than 30 days' written notice to any other party to the Plan, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees on not more than 60 days' written notice to any other party to the agreement.

         7. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the shares of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

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         9.       Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         11. The provisions of the Plan are severable as to each Fund. Any action required to be taken under the Plan will be taken separately for each Fund affected by the matter.

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                                   SCHEDULE A

                               WITH RESPECT TO THE

                                DISTRIBUTION PLAN

                                       FOR

                          ING VARIABLE INSURANCE TRUST

                         EFFECTIVE: ____________________

                                                         MAXIMUM
                                                     DISTRIBUTION FEE
                                                     ----------------
                                                   (AS A PERCENTAGE OF
                                                    AVERAGE DAILY NET      LAST CONTINUED/
               PORTFOLIO*                                ASSETS)          APPROVED BY BOARD               REAPPROVAL DATE
               ---------                                                  -----------------               ---------------
ING GET U.S. Core Portfolio - Series 1                    0.25%           February 25, 2003              September 1, 2004

ING GET U.S. Core Portfolio - Series 2                    0.25%           February 25, 2003              September 1, 2004

ING GET U.S. Opportunity Portfolio - Series 1             0.25%           February 25, 2003              September 1, 2004

ING GET U.S. Opportunity Portfolio - Series 2             0.25%           February 25, 2003              September 1, 2004

*This Schedule A to the Distribution Plan will be effective with respect to the Funds upon the effective date of the initial Registration Statement with respect to each Fund.